EXHIBIT 99

                                    Bryan Binyon
                                    Treasurer
                                    American General Finance, Inc.
                                    812-468-5195


                     AMERICAN GENERAL FINANCE CORPORATION
                    REPORTS RESULTS FOR FIRST QUARTER 1996

HIGHLIGHTS:

      -  Total delinquencies improve due to management actions

      -  Overall first quarter results in line with expectations

      -  Receivable volume down with the focus on credit quality

EVANSVILLE, IN, APRIL 23, 1996.-- American General Finance Corporation s results for the first quarter of 1996 were in line with management expectations producing net income of $30 million compared to 1995 first quarter net income of $61 million. The results were impacted by the anticipated higher level of charge-offs and operating expenses associated with the high rate of growth in the retail and non-real estate receivables during the past two years.

Compared to year-end 1995, total 60-day+ delinquencies improved to 4.05% from 4.15% reflecting a decrease in delinquent accounts of more than $25 million. While this initial indication of a positive credit quality trend is viewed favorably, the company is maintaining a conservative outlook by holding its allowance for finance receivable losses to 6.10% at the end of the first quarter.

Compared to the first quarter of 1995, revenues were up due to higher yields for the first quarter of 1996 partially offset by a decreased level of average net receivables. Net finance receivables were down 4.6% from year-end 1995 due to lower receivable volume attributed to the emphasis on credit quality improvement during the first quarter.

While delinquencies and charge-offs are expected to remain above historical levels throughout 1996, management believes the improvement programs implemented in late 1995 and throughout 1996 are addressing the overall credit quality issues and laying a strong foundation for improved future results.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.1 billion and operates 1,361 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands.
Products and services are provided to over 3 million low-to-middle income American families. The company offers direct consumer and home equity loans, indirect retail sales financing, credit cards; and credit and non-credit insurance.
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FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)

For the Quarter Ended March 31,                  1996              1995
- -------------------------------                  -----             -----
Revenues:
   Finance Charges                              $ 362             $ 358
   Insurance                                       51                54
   Other                                           22                18
                                                ------            ------
   Total Revenues                               $ 435             $ 430
                                                ------            ------
Net Income                                      $  30             $  61

Finance Charge Yield                            18.13%            17.94%

Charge-Off Ratio                                 5.53%             2.82%

Return on Assets                                 1.28%             2.70%

Return on Equity                                 8.23%            18.07%


At:                                             3/31/96           12/31/95
- ----                                            --------          ---------
Total Assets                                    $9,055            $9,485

Real Estate Loans                               $2,781            $2,817
Non-Real Estate Loans                            2,529             2,694
Retail Sales Finance                             1,970             2,132
Credit Cards                                       541               558
                                                --------          --------
   Total Net Finance Receivables                $7,821            $8,201


Allowance for Finance Receivable Losses          1Q96               1995
- ---------------------------------------         -------           -------
Balance at beginning of period                  $  482            $   226
Provision for finance receivable losses            107                574
Allowance related to net (transferred)
    acquired receivables and other                  --                 (7)
Charge-offs, net of recoveries                    (112)              (311)
                                                --------          --------
   Balance at end of period                     $  477            $   482

60-Day+ Delinquency Ratios                      3/31/96           12/31/95
- --------------------------                      --------          ---------
Real Estate Loans                               2.20%             2.01%
Non-Real Estate Loans                           6.07              6.37
Retail Sales Finance                            3.68              3.76
Credit Cards                                    4.78              4.85
                                                --------          ---------
   Total                                        4.05%             4.15%
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